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                                                                    Exhibit 5.01

                          LEHMAN BROTHERS HOLDINGS INC.
                          THREE WORLD FINANCIAL CENTER
                               NEW YORK, NY 10285

                                          May 8, 2001

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

      I am a Vice President and Associate General Counsel of Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings"). A Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), was filed by Holdings and by Lehman Brothers Holdings Capital Trust III, Lehman Brothers Holdings Capital Trust IV, Lehman Brothers Holdings Capital Trust V and Lehman Brothers Holdings Capital Trust VI (the "LBH Trusts") with the Securities and Exchange Commission (the "SEC") on the date hereof. The Registration Statement relates to the registration of $25,000,000,000 of (A) (i) debt securities consisting of senior debt (the "Senior Debt Securities") and subordinated debt (the "Subordinated Debt Securities"), (ii) common stock, par value $0.10 per share (the "Common Stock"),
(iii) preferred stock, par value $1.00 per share (the "Preferred Stock"), (iv) depositary shares (the "Depositary Shares") and (v) guarantees of Trust Preferred Securities (as hereinafter defined) and certain back-up obligations (the "Guarantees") which Holdings may issue from time to time in one or more series and (B) trust preferred securities (the "Trust Preferred Securities") which the LBH Trusts may issue from time to time in one or more series.

      In that connection, I or members of my staff have examined or relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments relating to Holdings as I have deemed relevant and necessary to the formation of the opinions hereinafter set forth. In such examination, I have assumed the genuineness and authenticity of all documents examined by me or members of my staff and all signatures thereon, the legal capacity of all persons executing such documents, the conformity to originals of all copies of documents submitted to us and the truth and correctness of any representations and warranties contained therein.

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      Based upon the foregoing, I am of the opinion that:

      1. The Senior Debt Securities have been duly authorized and the indenture (the "Senior Indenture") between Holdings and Citibank, N.A., as Trustee (the "Senior Debt Trustee"), pursuant to which the Senior Debt Securities will be issued has been duly executed and delivered, and when the terms of the Senior Debt Securities have been established in conformity with the Senior Indenture and the Senior Debt Securities have been executed by Holdings, authenticated by the Senior Debt Trustee in accordance with the terms of the Senior Indenture and issued and delivered against payment therefor, the Senior Debt Securities will be legally issued and will constitute valid and binding obligations of Holdings, entitled to the benefits of the Senior Indenture and enforceable against Holdings in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing;

      2. The Subordinated Debt Securities have been duly authorized and the indenture (the "Subordinated Indenture") between Holdings and The Chase Manhattan Bank, as successor to Chemical Bank, as Trustee (the "Subordinated Debt Trustee"), pursuant to which the Subordinated Debt Securities will be issued has been duly executed and delivered, and when the terms of the Subordinated Debt Securities have been established in conformity with the Subordinated Indenture and the Subordinated Debt Securities have been executed by Holdings, authenticated by the Subordinated Debt Trustee in accordance with the terms of the Subordinated Indenture and issued and delivered against payment therefor, the Subordinated Debt Securities will be legally issued and will constitute valid and binding obligations of Holdings, entitled to the benefits of the Subordinated Indenture and enforceable against Holdings in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing;

      3. The Preferred Stock has been duly authorized and, when issued and delivered against payment therefor, the Preferred Stock will be validly issued, fully paid and non-assessable, and no holder thereof will be subject to personal liability by reason of being such a holder;

      4. The Depositary Shares have been duly authorized and, when issued and delivered against payment therefor, the Depositary Shares will be validly issued, fully paid and non-assessable, and no holder thereof will be subject to personal liability by reason of being such a holder; and

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      5.    The Common Stock has been duly authorized and, (i) if sold directly to Underwriters, when issued and delivered against payment therefor, or (ii) if issuable upon conversion of Senior Debt Securities, Subordinated Debt Securities or Preferred Stock, when duly issued in accordance with the applicable Senior Indenture, Subordinated Indenture or Certificate of Designations, such Common Stock will be validly issued, fully paid and non-assessable, and no holder thereof will be subject to personal liability by reason of being such a holder;

      6. The Guarantees have been duly authorized and, when executed and delivered by the parties thereto, the Guarantees will be valid and binding agreements of Holdings, enforceable against Holdings in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

      In rendering this opinion, I express no opinion as to the laws of any jurisdiction other than the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the United States of America.

      I hereby consent to the filing of this opinion (and this consent) as an exhibit to the Registration Statement.

                                          Very truly yours,


                                          /s/ Oliver Budde
                                          Oliver Budde
                                          Associate General Counsel